Exhibit 99.1

   Possis Announces First Human Use of GuardDOG(R) Occlusion System

 Occlusion Guidewire Piloted at Riverside Methodist Hospital, Columbus, Ohio

    MINNEAPOLIS--(BUSINESS WIRE)--Dec. 12, 2006--Possis Medical, Inc. (NASDAQ:POSS) a developer, manufacturer and marketer of pioneering medical devices for the cardiovascular and vascular treatment markets, today announced the first human use of its GuardDOG(R) Occlusion Guidewire. Designed to control blood flow through blood vessels during peripheral endovascular procedures, GuardDOG is the industry's first occlusion system to offer a 0.035"-based guidewire with a CO(2)-filled occlusion balloon.

    "Our customers have identified the need for a guidewire with a distal occlusion balloon that can easily control blood flow in the vessel while allowing the introduction and use of endovascular treatment tools," said Robert Dutcher, chairman, president and CEO of Possis Medical. "This first human use is the capstone of several years of research, development and testing. It is a milestone for Possis and the introduction of what we believe will be a very beneficial device in the treatment of peripheral vascular disease," said Dutcher.

    Dr. Mitchell J. Silver and Dr. Gary Ansel, interventional cardiologists with MidOhio Cardiology and Vascular Consultants, Columbus, Ohio, performed the first clinical procedure with the GuardDOG device. According to Dr. Silver, "The GuardDOG device represents a major advance in providing safer endovascular care for the patient with peripheral vascular disease."

    Possis will conduct market evaluations at select medical sites to support full U.S. market release of the GuardDOG System.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet(R) System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins and A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to GuardDOG System product performance and market acceptance. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange.

    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, Vice President, Finance and Chief
             Financial Officer, 763-450-8011
             Jules.Fisher@possis.com